sConsent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-52103 and 333-74459) of our report dated June 27, 2025, with respect to the financial statements and supplemental schedules of Ingles Markets, Incorporated Investment/Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Forvis  Mazars, LLP

Jackson, Mississippi

June 27, 2025